UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2005

THE BISYS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31254	13-3532663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Park Avenue, New York, New York	10016

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	212-907-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

     On March 28, 2005, the Board of Directors of The BISYS Group, Inc. (the “Company”) approved a plan to sell the Company’s wholly owned subsidiary, BISYS Education Services, Inc. In connection with the approval of the plan to sell the Education Services business, the Company determined that circumstances warranted that an assessment also be conducted of the tangible and intangible assets of the Education Services business. Management of the Company performed an impairment analysis and calculated the estimated fair value of the Education Services business using a combination of discounted cash flows and market-based information, including the range of expected values of the business in a sale transaction. Based on that assessment, the Company determined that the carrying amount of goodwill, as reflected on the Company’s most recent consolidated balance sheet, exceeded its estimated fair value. Accordingly, the Company will record a pretax impairment charge to goodwill in the third fiscal quarter, ending March 31, 2005, that is expected to approximate $90 million.

     Management of the Company is currently in discussions with interested parties for the sale of the Education Services business. Pursuant to and in accordance with FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the net assets of the Education Services business have been classified as “held for sale”, and the results of its operations and financial position will be presented as a discontinued operation in the Company’s consolidated financial statements for the quarter ended March 31, 2005. The net assets classified as held for sale will be measured at the lower of their carrying value or fair value less costs to sell as of March 31, 2005. The impairment charge is not expected to result in future cash expenditures.

     On March 31, 2005, the Company issued a press release announcing the plan of disposition of the Education Services business and impairment charge. The press release is filed herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

     (c)    Exhibit 99    Press release of The BISYS Group, Inc. issued on March 31, 2005.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BISYS GROUP, INC.
Date: March 31, 2005	By:	/s/ James L. Fox
James L. Fox
Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99	Press release of The BISYS Group, Inc. issued on March 31, 2005.

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